EXHIBIT 99.1

Ariad Reports Fourth Quarter and Year-End 2003 Results; Highlights AP23573 Product Development Progress and Plans

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 3, 2004--ARIAD
Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the fourth quarter and the year ended December 31, 2003 and highlighted product development progress and plans for its lead cancer product candidate, AP23573.

    Financial Highlights

    For the year ended December 31, 2003, the Company reported a net loss of $19.7 million, or $0.51 per share, as compared to $27.8 million, or $0.86 per share, for the year ended December 31, 2002. For the quarter ended December 31, 2003, the Company reported a net loss of $5.7 million, or $0.13 per share, compared to a net loss of $6.8 million, or $0.20 per share, for the same period in 2002. The decreases in net loss for the full year and quarter are due primarily to lower R&D expenses resulting from the Company's focus on the development of its most-promising small-molecule cancer product candidates.
    During the fourth quarter, the Company raised gross proceeds of $50.3 million through the sale of 7,613,488 shares of its common stock in two direct equity placements to institutional investors through Lehman Brothers and Rodman & Renshaw. At December 31, 2003, the Company reported $66.7 million in cash, cash equivalents and marketable securities, compared with $26.9 million at December 31, 2002.
    "With our successful financings last quarter, we plan to aggressively pursue our most-promising near-term oncology opportunity, our mTOR inhibitor to treat solid tumors and other malignancies. Our most important corporate objective for 2004 is the expansion of clinical trials for AP23573 into multiple cancer indications at multiple centers, including phase 2 studies, by second quarter," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "We intend to continue careful management of our costs, anticipating cash used in operations for the year 2004 of approximately $29 million, largely driven by the expanded clinical development program for AP23573."

    AP23573 Product Development Highlights

    During the second quarter, the Company began enrollment at major cancer centers of patients with recurrent, advanced, or refractory cancer in two phase 1 clinical studies of AP23573. The cancers being studied include various solid tumors and blood malignancies. Clinical assessment includes safety and pharmacokinetics, role of molecular and genetic markers and anti-cancer activity.
    In May at the annual meeting of the American Society of Clinical Oncology, the Company reported AP23573 to be highly effective in animal models of human solid tumors. Treatment initiated in early-stage tumor growth induced persistent tumor regression of up to 90%, and treatment at a later more-aggressive stage still produced significant reductions in the rate of growth of all six tumor types studied (i.e., brain, prostate, breast, pancreas, lung, and colon cancers). The report also supports the use of AP23573 in multi-drug regimens that can be tailored to treat specific cancers.
    In November at the Society for Neuro-Oncology meeting, low doses of AP23573 were shown to reduce by 40% the growth of brain tumor cells, known as glioblastoma. The potency and anti-tumor activity of AP23573 were even more striking, because the reduction of tumor cell growth was achieved in brain cancer cells over-expressing the Epidermal Growth Factor (EGF) receptor - a known marker of tumor aggressiveness - as well as in brain cancer cells without EGF receptor over-expression, suggesting broad applicability for treating these tumors.
    Later that month at the International Conference on Molecular Targets and Cancer Therapeutics jointly sponsored by the American Association for Cancer Research, the National Cancer Institute, and the European Organization for Research and Treatment of Cancer, the Company reported that AP23573 blocks the process that controls tumor blood supply. This highly beneficial anti-angiogenesis effect of AP23573 is due to blockage of growth factor pathways activated by Vascular Endothelial Growth Factor (VEGF) in tumors and surrounding tissues.
    Combined with what had been previously shown, the activity of the AP23573 class of drugs is now known to include starvation of cancer cells and shrinkage of tumors by inhibiting the critical cell-signaling protein mTOR, which regulates the response of tumor cells to nutrients and growth factors and controls tumor blood supply through effects on VEGF.

    Upcoming Scientific Presentations

    Important progress in the development of ARIAD's product candidates will be highlighted at the following oncology meetings in the first quarter of 2004:

    1. Protein Kinases and Cancer: The Promise of Molecular-Based
        Therapies (February 24-29, 2004)

    2. American Association for Cancer Research Annual Meeting (March
        27-31, 2004)

    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.
    Gleevec is a trademark of Novartis AG.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and include statements regarding the anticipated timing, scope, and progress of clinical trials for our product candidates, the timing of IND filings, if any, and the projected cash used in operations for 2004. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except
 share and per share      Three Months Ended      Twelve Months Ended
 data                        December 31,            December 31,
                           2003       2002         2003       2002
                              (Unaudited)

Total license revenue    $    191    $     42    $    660    $     67

Operating expenses:
   Research and
    development             3,850       5,376      14,889      23,018
   General and
    administrative          2,133       1,506       5,547       5,718
       Total operating
        expenses            5,983       6,882      20,436      28,736

Other income
 (expense), net                81          26          50         826

Net loss                 $ (5,711)   $ (6,814)   $(19,726)   $(27,843)

Net loss per common
 share
(basic and diluted)      $   (.13)   $   (.20)   $   (.51)   $   (.86)

Weighted average
 number of shares
 of common stock
 outstanding (basic
 and diluted)          45,417,428  33,744,085  39,036,073  32,475,083



           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION



                                         December 31,   December 31,
In thousands                                2003           2002

Cash, cash equivalents and marketable
 securities                              $  66,740      $  26,850
Total assets                             $  74,284      $  35,104
Working capital                          $  61,528      $  21,172
Total liabilities                        $  15,017      $  13,252
Stockholders' equity                     $  59,326      $  21,852


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345